Exhibit No .4(b)
                                                                ----------------

                         RESTATED SECURED REVOLVING NOTE
                         -------------------------------


$40,000,000.00                                         Mahwah, New Jersey
                                                       October 23, 2003


         FOR VALUE RECEIVED, JACLYN, INC., a corporation having an address at 635 59th Street, West New York, New Jersey 07093 ("Borrower"), promises to pay to the order of HUDSON UNITED BANK ("Lender"), at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430 or at such other place as Lender may from time to time in writing designate, the principal sum of each Advance made by Lender to Borrower under that certain revolving loan agreement dated December 23, 2002 between Borrower and Lender as it may be subsequently amended and/or modified (collectively, the "Loan Agreement") (the Loan Agreement together with all of the other documents, instruments or agreements executed in connection therewith, as the same may be modified, amended, restated or replaced from time to time are hereinafter collectively referred to as, the "Loan Documents"). The aggregate unpaid principal balance hereof shall not exceed at any time the sum of FORTY MILLION and 00/100 (40,000,000.00) DOLLARS. Capitalized terms used herein and not otherwise defined shall have the meaning given such terms in the Loan Documents. The entire unpaid principal balance hereof, together with the accrued interest thereon and accrued late charges, if any, and all other sums due hereunder and under the Loan Documents shall be due and payable on the Termination Date.

         Borrower also promises to pay interest to Lender monthly, in arrears, on the first day of each month commencing on January 1, 2003 on the average daily unpaid principal balance of this Note at the rate set forth in Section 3.1 of the Loan Agreement.

         This is the "Revolving Note" referred to in the Loan Agreement and is entitled to the benefit of all of the terms and conditions and the security of all of the security interests and liens granted by Borrower or any other person to Lender pursuant to the Loan Agreement or any other Loan Document. Upon the occurrence and during the continuance of any Event of Default, the entire unpaid principal amount owed Lender hereunder shall, at the option of Lender, become immediately due and payable without further notice or demand, all as provided in the Loan Agreement.

         This Note replaces and supersedes (but shall not be considered a repayment of) a note of the Obligor dated December 23, 2002 in the original principal amount of $32,000,000.00 (the "Prior Note"). Any and all amounts evidenced by the Prior Note shall hereafter be evidenced by this Note and any accrued but unpaid interest due and owing under the Prior Note shall be payable on the first interest payment date hereunder.

         Whenever any payment to be made under this Note shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall be included in the computation of any interest then due and payable hereunder.

         The undersigned and all other parties who, at any time, may be liable hereon in any capacity waive presentment, demand for payment, protest and notice of dishonor of this Note. This Note and any provision hereof may not be waived, modified, amended or discharged orally, but only by an agreement in writing which is signed by the holder and the party or parties against whom enforcement of any waiver, change, modification, amendment or discharge is sought.

         This Note shall be governed by and construed under the internal laws of the State of New Jersey, as the same may from time to time be in effect, without regard to principles of conflicts of laws thereof.
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         IN WITNESS WHEREOF, the undersigned has executed this Note the day and year first above written.

WITNESS:                             JACLYN, INC.


-------------------------        by: /s/ ANTHONY CHRISTON
                                     -----------------------------------------
                                     Name:  Anthony C. Christon
                                     Title: Chief Financial Officer & Treasurer